Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Three Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2009	2008 (1)	2007 (1)	2006 (1)	2005 (1)	2004 (1)
Income from continuing operations before gain on sale of communities and cumulative effect of change in accounting principle	$47,372	$114,378	$231,184	$148,942	$84,802	$45,969

(Plus):
Net (loss) income attributable to noncontrolling interests	(324)	(741)	1,585	573	1,481	150
Amortization of capitalized interest (2)	3,210	12,428	9,941	7,503	5,957	5,114

Earnings before fixed charges	$50,258	$126,065	$242,710	$157,018	$92,240	$51,233

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$212	$855	$722	$518	$354	$323
Interest expense	29,157	114,878	94,540	106,271	122,787	127,123
Interest capitalized	12,368	74,621	73,118	46,388	25,284	20,566
Preferred dividend	—	10,454	8,700	8,700	8,700	8,700

Total fixed charges (3)	$41,737	$200,808	$177,080	$161,877	$157,125	$156,712

(Less):
Interest capitalized	12,368	74,621	73,118	46,388	25,284	20,566
Preferred dividend	—	10,454	8,700	8,700	8,700	8,700

Earnings (4)	$79,627	$241,798	$337,972	$263,807	$215,381	$178,679

Ratio (4 divided by 3)	1.91	1.20	1.91	1.63	1.37	1.14

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Three Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	March 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2009	2008 (1)	2007 (1)	2006 (1)	2005 (1)	2004 (1)
Income from continuing operations before gain on sale of communities and cumulative effect of change in accounting principle	$47,372	$114,378	$231,184	$148,942	$84,802	$45,969

(Plus):
Net (loss) income attributable to noncontrolling interests	(324)	(741)	1,585	573	1,481	150
Amortization of capitalized interest (2)	3,210	12,428	9,941	7,503	5,957	5,114

Earnings before fixed charges	$50,258	$126,065	$242,710	$157,018	$92,240	$51,233

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$212	$855	$722	$518	$354	$323
Interest expense	29,157	114,878	94,540	106,271	122,787	127,123
Interest capitalized	12,368	74,621	73,118	46,388	25,284	20,566

Total fixed charges (3)	$41,737	$190,354	$168,380	$153,177	$148,425	$148,012

(Less):
Interest capitalized	12,368	74,621	73,118	46,388	25,284	20,566

Earnings (4)	$79,627	$241,798	$337,972	$263,807	$215,381	$178,679

Ratio (4 divided by 3)	1.91	1.27	2.01	1.72	1.45	1.21

(1)	The results of operations for 2004 through 2008 have been adjusted to reflect discontinued operations for properties sold or held for sale as of March 31, 2009.

(2)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).